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                                                                   EXHIBIT 23.1

                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Heftel Broadcasting Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-3 (No. 333-42171) and in the Registration Statements on Form S-8
(No. 333-43483 and No. 333-43495) of Heftel Broadcasting Corporation of our report dated March 9, 1998, relating to the consolidated balance sheet of Heftel Broadcasting Corporation and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 1997 Annual Report on Form 10-K of Heftel Broadcasting Corporation.


/s/ KPMG Peat Marwick LLP

Dallas, Texas
March 27, 1998